Exhibit 10.15
SIXTH AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This Sixth Amendment to Amended and Restated Loan and Security Agreement is dated as of February 23, 2023 (the “Amendment”) by and among COMERICA BANK (“Bank”), LIMEADE, INC., a Washington corporation (“Limeade”), LIMEADE TECHNOLOGIES CANADA INC., a Quebec corporation (“Technologies”) and TINYhr Inc., a Delaware corporation dba TINYpulse (“Tiny”; Limeade, Technologies and Tiny are each a “Borrower” and collectively, the “Borrowers” provided that each reference to “Borrower” or “Borrowers” in this Agreement and the Loan Documents shall mean and refer to each Borrower, individually, and/or to all the Borrowers, collectively and in the aggregate, as determined by Bank as the context may require).
RECITALS
A.    Borrowers and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 10, 2019 as amended from time to time including without limitation by that certain First Amendment and Waiver to Amended and Restated Loan and Security Agreement dated as of June 17, 2020 and that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of December 30, 2020 and that certain Third Amendment, Consent and Joinder to Amended and Restated Loan and Security Agreement dated as of November 12, 2021 and that certain Fourth Amendment to Amended and Restated Loan and Security Agreement (the “Fourth Amendment”) dated as of August 3, 2022 and that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of January 19, 2023 (as the same may from time to time be further amended, restated, modified and/or supplemented, the “Agreement”).
B.    Bank and Borrowers wish to amend the Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:
1.Amendments
1.1The following terms and their respective definitions are hereby added to Exhibit A of the Loan Agreement in their respective alphabetical order, or amended in Exhibit A of the Loan Agreement, as the case may be, to read as follows:
“Adjusted EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrowers and their Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrowers’ Consolidated Net Income and without duplication, (i) depreciation and amortization expense for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, plus (v) one-time non-recurring expenses agreed to by Bank in writing, plus changes in deferred revenue, minus one-time non-recurring income, minus changes in gross capitalized software, and minus, to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.
“Borrowing Base Certificate” means the certificate substantially in the form attached as Exhibit D to the Sixth Amendment.
    “Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.
    “Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including

Exhibit 10.15
commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.
    “Revolving Line” means (i) until the Revolving Line Increase Milestone is satisfied, a Credit Extension of up to Six Million Dollars ($6,000,000) (inclusive of the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit and the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves under the Credit Card Services Sublimit), and (ii) thereafter, a Credit Extension of up to Ten Million Dollars ($10,000,000) (inclusive of the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit and the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves under the Credit Card Services Sublimit).
    “Revolving Line Increase Milestone” means Bank has received evidence satisfactory to Bank that (i) each Borrower’s Dominion of Funds Account has been set up and is fully functional in accordance with Section 4.4 and Borrowers have notified all account debtors and other parties obligated to Borrowers to remit payments to such Dominion of Funds Account and have caused all account debtors and other parties obligated to Borrowers to remit all payments made to Borrowers to such Dominion of Funds Account, and (ii) accounts of Tiny maintained with any Person other than Bank have been closed (other than as expressly permitted pursuant to Section 6.6).
    “Revolving Maturity Date” means March 31, 2024.
    “Sixth Amendment” means the Sixth Amendment to Amended and Restated Loan and Security Agreement dated as of the Sixth Amendment Date, by and among Borrowers and Bank.
    “Sixth Amendment Date” means February 23, 2023.
1.2Advance Requests; Limitations. Notwithstanding anything to the contrary contained in the Agreement, including Section 2.1(b)(ii) of the Agreement, Borrowers shall not request more than: (i) one (1) Advance during any calendar week or any consecutive seven (7) day period, or (ii) four (4) Advances during any calendar month or any consecutive thirty (30) day period.
1.3Section 4.4 (Lockbox). Section 4.4 is amended to read as follows:
(a)Each Borrower agrees that the Obligations shall be on a “remittance basis”. Each Borrower shall at its sole expense establish and maintain (and Bank, at Bank’s option, may establish and maintain at Borrowers’ expense):
(i)A United States Post Office lock box (the “Lock Box”), to which Bank shall have exclusive access and control. Each Borrower expressly authorizes Bank, from time to time, to remove the contents from the Lock Box, for disposition in accordance with this Agreement. Each Borrower shall notify all account debtors and other parties obligated to Borrower that all payments made to Borrower (other than payments by electronic funds transfer) shall be remitted, for the credit of Borrower, to the Lock Box, and each Borrower shall include a like statement on all invoices;
(ii)A Business Deposit Capture feature at Bank (the “BDC”) by which all funds received by Borrower from any source (other than through the Lock Box or electronic funds transfer payments) shall be immediately and directly deposited into the Dominion of Funds Account (as defined below); and
(iii)A non-interest bearing deposit account with Bank which shall be titled as designated by Bank (the “Dominion of Funds Account”) to which Bank shall have exclusive access and control. Each Borrower shall notify all account debtors and other parties obligated to Borrower that all payments made to Borrower by electronic funds transfer shall be remitted to the Dominion of Funds Account, and each Borrower, at Bank’s request, shall include a like statement on all invoices. Each Borrower shall execute all documents and authorizations as required by Bank to establish and maintain the Lock Box and the Dominion of Funds Account.

Exhibit 10.15
(b)Each Borrower shall hold in trust for Bank all amounts that Borrower receives despite the directions to make payments to the Lock Box or Dominion of Funds Account, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit into the Lock Box or Dominion of Funds Account, as applicable.
All items or amounts which are remitted to the Dominion of Funds Account, or otherwise delivered by or for the benefit of a Borrower to Bank on account of partial or full payment of, or with respect to, any Collateral shall, on a daily basis, be applied to the payment of outstanding Advances, whether then due or not, with the balance, if any, deposited to a Borrower’s operating account maintained at Bank. After the occurrence and during the continuance of an Event of Default, all items or amounts remitted to the Lock Box, the Dominion of Funds Account or that Bank has otherwise received, shall be applied to the payment of any Obligations, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion. Bank shall not be liable for any loss or damage which a Borrower may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, incidental, special, consequential, or punitive damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Each Borrower shall indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorney’s fees and including claims, damages, fines, expenses, liabilities or causes of action of whatever kind resulting from bank’s own negligence except to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct.
1.4Section 6.2(a) of the Agreement is amended to read as follows:
(a) (i) Weekly every Tuesday, calculated as of the previous Friday, each Borrower shall deliver to Bank, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable, each in form satisfactory to Bank, and (ii) within thirty (30) days after the last day of each quarter, each Borrower shall deliver to Bank a bookings report and a monthly recurring revenue report, each in form satisfactory to Bank.
1.5Clause (a) of Section 6.7 (Minimum Annual Recurring Revenue). Section 6.7(a) of the Agreement is amended to read as follows:
(a)    Minimum Adjusted EBITDA. Borrowers shall achieve and maintain minimum Adjusted EBITDA, of not less than the amounts set forth below:

Measurement Period	Minimum Adjusted EBITDA
Three (3) months ending March 31, 2023	$500,000
Six (6) months ending June 30, 2023	$1,500,000
Nine (9) months ending September 30, 2023	$1,500,000
Twelve (12) months ending December 31, 2023	$3,000,000

1.6Exhibit D (Borrowing Base Certificate). Exhibit D (Borrowing Base Certificate) attached to the Agreement is amended and replaced with Exhibit D (Borrowing Base Certificate), attached hereto.

Exhibit 10.15
1.7Exhibit E (Compliance Certificate). Exhibit E (Compliance Certificate) attached to the Agreement is amended and replaced with Exhibit E (Compliance Certificate), attached hereto.
2.Representations. Each Borrower represents and agrees that:
2.1Except as expressly modified or waived in this Amendment, (i) the representations and warranties set forth in the Agreement and in each of the Loan Documents remain true and correct in all material respects, except to the extent that they expressly speak as of a specific prior date, and the Schedule to the Agreement remains true and correct in all material respects, and (ii) the covenants set forth in the Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.
2.2When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrowers enforceable in accordance with its terms, and will not conflict with or violate any of a Borrower’s formation documents or any agreement, instrument, law, or order to which a Borrower or any material portion of its assets is subject or bound.
2.3The corporate resolutions delivered to Bank in connection with this Amendment remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, the officers named therein continue to hold those offices, and each Borrower continues to be in good standing under the laws of the state of its incorporation.
2.4After giving effect to this Amendment, there is no default continuing under the Agreement, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.
3.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.
4.The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.
5.Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and, except for the Existing Defaults, no Event of Default has occurred and is continuing.
6.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
7.Sections 11 and 12 of the Agreement are incorporated herein, mutatis mutandis.
8.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:
(a)this Amendment, duly executed by Borrowers;
(b)an officer’s certificate of each Borrower with respect to incumbency and resolutions, duly completed and executed by each Borrower;
(c)an amendment fee equal to $10,000 plus an amount equal to all Bank Expenses incurred in connection with this Amendment; and
(d)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[signature page follows]

Exhibit 10.15
[SIGNATURE PAGE TO SIXTH AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written. Each Borrower also acknowledges and agrees that Borrower’s electronic signature below indicates Borrower’s agreement to, and intention to be legally bound by, the terms and conditions of this Amendment. If Bank determines in its reasonable discretion that the Amendment or any Loan Document has not been timely executed by a Borrower, the Amendment or any related Loan Document contained in the associated Docusign envelope, will be nullified and voided and such Loan Documents will need to be updated and resent upon terms and conditions satisfactory to all parties.   Each Borrower hereby agrees that Bank shall not have any liability of any nature or kind to any a loan party, including, but not limited to Borrower, in connection therewith.

LIMEADE, INC.	COMERICA BANK

By: ________________________________________	By: ________________________________________

Name: Henry Albrecht	Name: Shane Merkord
Title: Chief Executive Officer	Title: Senior Vice President
LIMEADE TECHNOLOGIES CANADA INC. By: Name: Henry Albrecht Title: Managing Director TINYHR INC. By: Name: Henry Albrecht Title: Chief Executive Officer